Exhibit 23

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement No. 33-50075 of Kansas Gas and Electric Company on Form S-3 of our report dated April 15, 2003, which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, in 2001, appearing in this annual report on Form 10-K of Kansas Gas and Electric Company.

DELOITTE & TOUCHE, LLP

Kansas City, Missouri

April 15, 2003